Exhibit 99.1
News Release
CONTACT:
Cameron Golden
Director of Investor Relations and Corporate Communications
(404) 407-1984
camerongolden@cousinsproperties.com
COUSINS PROPERTIES ANNOUNCES PRICING OF
PUBLIC OFFERING OF COMMON STOCK
ATLANTA—September 15, 2009— Cousins Properties Incorporated (the “Company”) (NYSE: CUZ) announced today that it has priced its public offering of 40,000,000 shares of common stock at a price to the public of $7.25 per share. In addition, the Company has granted the underwriters a 30-day option to purchase up to 6,000,000 additional shares of common stock to cover overallotments, if any.
The estimated net proceeds to the Company from the offering, before giving effect to any exercise of the underwriters’ overallotment option, are expected to be approximately $277.2 million, after deducting the underwriting discount and estimated offering expenses payable by the Company. The Company intends to use the net proceeds from the sale of the shares of its common stock to repay approximately $248.0 million of existing indebtedness under its unsecured revolving credit facility and the balance for general corporate purposes, which may include repayment of additional indebtedness under the unsecured revolving credit facility. Subject to customary closing conditions, the offering is expected to close on or about September 21, 2009.
BofA Merrill Lynch, Morgan Stanley and J.P. Morgan are acting as the joint book-running managers for the offering.
This offering was made pursuant to a prospectus supplement to the Company’s prospectus dated April 13, 2009, filed as part of the Company’s shelf registration statement relating to these securities. This press release shall not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.
Copies of the final prospectus supplement and accompanying prospectus relating to these securities may be obtained, when available, by contacting: BofA Merrill Lynch, Attention: Prospectus Department, 4 World Financial Center, New York, New York 10080, telephone: 212-449-1000, Morgan Stanley & Co. Incorporated, Attention: Prospectus Department, 180 Varick Street, Second Floor, New York, New York 10014 or email a request to prospectus@morganstanley.com, or J.P. Morgan Securities Inc., Attention: National Statement Processing, Prospectus Library, 4 Chase Metrotech Center, CS Level, Brooklyn, New York 11245, telephone: 718-242-8002.
About Cousins Properties
Cousins Properties Incorporated is a diversified real estate company with experience in development, acquisition, financing, management and leasing. Based in Atlanta, the Company actively invests in office, multi-family, retail, and land development projects. The Company is a fully integrated equity real estate investment trust (REIT) and trades on the New York Stock Exchange under the symbol CUZ.

Forward-Looking Statements
Certain matters discussed in this press release are forward-looking statements within the meaning of the federal securities laws and are subject to uncertainties and risk and actual results may differ materially from projections. Readers should carefully review the Company’s financial statements and notes thereto, as well as the risk factors described in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and other documents the Company files from time to time with the Securities and Exchange Commission. Such forward-looking statements are based on current expectations and speak as of the date of such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.